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                                                                     EXHIBIT 4.4

                               FIRST AMENDMENT TO
                       SERIES 2002-1 INDENTURE SUPPLEMENT

         This First Amendment to Series 2002-1 Indenture Supplement, dated as of November 17, 2003 (this "Amendment"), by and between FIRST NATIONAL MASTER NOTE TRUST, a Delaware statutory trust, as issuer (the "Issuer"), and THE BANK OF NEW YORK, a New York banking corporation, as trustee (the "Indenture Trustee"). Terms used but not defined herein shall have the meanings assigned to such terms in that certain Series 2002-1 Indenture Supplement, dated as of October 24, 2002, by and between the Issuer and the Indenture Trustee (as amended, the "Supplement").

         In consideration of the mutual agreements herein contained, each party agrees as follows for the benefit of the other parties and the Series 2002-1
Noteholders:

         Section 1. Amendment of the Supplement. The Supplement shall be amended as set forth in this Amendment.

         Section 2. Amendments. The definitions of Excess Servicing Fee and Servicer Interchange are hereby amended and restated to read in their entirety as follows:

                           "Excess Servicing Fee" means, for each Distribution
                  Date following a Servicer Default and the appointment of a Successor Servicer, an amount equal to one-twelfth of the product of the Collateral Amount as of the last day of the preceding Monthly Period and the excess of the market rate servicing fee percentage determined by Indenture Trustee over the Series Servicing Fee Percentage, plus, if the Indenture Trustee is the Successor Servicer, an amount equal to the amount of the reduction to the applicable Noteholder Servicing Fee pursuant to the second proviso in Section 3.01 which is attributable to the fact that Interchange included in Collections of Finance Charge Receivables for the related Monthly Period is less than Servicer Interchange for such Monthly Period. Indenture Trustee may determine the market rate servicing fee percentage by soliciting three or more written bids from qualified successor servicers and averaging the rates offered in the bids.

                           "Servicer Interchange" means, with respect to any
                  Monthly Period, an amount equal to one-twelfth of the product of (a) 1.50% and (b) the Collateral Amount as of the last day of the preceding Monthly Period; provided, however, that Servicer Interchange for the December, 2002 Distribution Date shall be $580,821.92.

         Section 3. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

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         Section 4. Governing Law. This Amendment shall be governed by and construed in accordance with the governing law specified in the Supplement.

         Section 5. Limitation of Liability. Notwithstanding any other provision herein or elsewhere, this Amendment has been executed and delivered by Wilmington Trust Company, not in its individual capacity, but solely in its capacity as Owner Trustee of the Trust, in no event shall Wilmington Trust Company, in its individual capacity, have any liability in respect of the representations, warranties, or obligations of Issuer hereunder or under any other document, as to all of which recourse shall be had solely to the assets of Issuer, and for all purposes of this Agreement and each other document, Owner Trustee (as such or in its individual capacity) shall be subject to, and entitled to the benefits of, the terms and provisions of the Trust Agreement.

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                                                                     EXHIBIT 4.4

         IN WITNESS WHEREOF, the undersigned have caused this First Amendment to Series 2002-1 Indenture Supplement to be duly executed as of the date first above written.

                                    FIRST NATIONAL MASTER NOTE TRUST,
                                    as Issuer

                                    By Wilmington Trust Company, not in its
                                       individual capacity, but solely as
                                       Owner Trustee

                                    By /s/ Janel R. Havrilla
                                       -----------------------------------------
                                    Name Janel R. Havrilla
                                    Title Financial Services Officer

                                    THE BANK OF NEW YORK,
                                    as Indenture Trustee

                                    By /s/ Mary L. Collier
                                       -----------------------------------------
                                    Name Mary L. Collier
                                    Title Agent

Acknowledged and Accepted:

FIRST NATIONAL BANK OF OMAHA,
as Servicer

By /s/ Jean L. Koenck
   ----------------------------------------------
Name Jean L. Koenck
Title Vice President

FIRST NATIONAL FUNDING LLC,
as Transferor

By First National Funding Corporation,
   its Managing Member

By /s/ Jean L. Koenck
   ----------------------------------------------
Name Jean L. Koenck
Title Senior Vice President

                        FIRST AMENDMENT TO SERIES 2002-1
                       INDENTURE SUPPLEMENT SIGNATURE PAGE